Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Wednesday, May 21, 2014	Rich Sheffer (952) 887-3753

DONALDSON INCREASES QUARTERLY CASH DIVIDEND 18 PERCENT

MINNEAPOLIS, May 21, 2014 — Donaldson Company, Inc. (NYSE: DCI), announced today that its Board of Directors declared a regular cash dividend of 16.5 cents per share, payable June 20th to Shareholders of record as of June 6th, an increase of 18 percent from the prior payout of $0.14 per share. As of April 30th, there were approximately 143,000,000 shares outstanding.

“I am pleased to announce an 18 percent increase to our cash dividend. This marks our 28th consecutive year of dividend increases,” said Bill Cook, Donaldson’s CEO. “A year ago, we increased our dividend policy to pay out 30 to 40 percent of the prior three years’ average EPS. This current increase reflects our commitment to deliver higher returns to our Shareholders.”

The current declaration is the 235th consecutive quarterly cash dividend paid by Donaldson over a time span of 58 years.

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 12,300 employees contribute to the Company’s success by supporting our Customers at our more than 140 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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